Exhibit 14.1

The Pantry, Inc.

Code

Of

Business Conduct and Ethics

Table of Contents
Introduction…………………………………………………………………………………..................................................................................................	1
Our Commitment to Honest and Ethical Conduct………………………………………….................................................................................................	1
The Code………………………………………………………………………………….................................................................................................	1
Persons Covered by the Code…………………………………………………………….................................................................................................	1
Our Core Ethical Values………………………………………………………………….................................................................................................	2
The Pantry’s Open-Communication Policy…………………………………………………...................................................................................................	2
Compliance with the Law, Our Ethical Principles and Company Policies………………….....................................................................................................	3
Conflicts of Interest…………………………………………………………………………..................................................................................................	4
Gifts or Favors…………………………………………………………………………....................................................................................................	4
Tips………………………………………………………………………………………….............................................................................................	4
Political & Religious Activities…………………………………………………………....................................................................................................	5
Outside Employment……………………………………………………………………...................................................................................................	5
Government Officials and Employees…………………………………………………….................................................................................................	5
Loans………………………………………………………………………………………...............................................................................................	5
Accuracy and Completeness of Accounting Records and of Reports………………………...................................................................................................	6
Accuracy in Recordkeeping, Accounting and Other Business Transactions……………....................................................................................................	6
Accuracy in Public Reports……………………………………………………………….................................................................................................	7
Confidential Submission of Information to the Audit Committee………………………......................................................................................................	7
Waivers and Amendments to the Code……………………………………………………….................................................................................................	8
Investigations and Disciplinary Actions…………………………………………………….....................................................................................................	8
Retaliation is Prohibited……………………………………………………………………..	8

The Pantry, Inc. Code of Business Conduct and Ethics

Introduction

Our Commitment to Honest and Ethical Conduct

Honesty and integrity always have been important values at The Pantry. Our success is fundamentally linked to our employees’ ability to make decisions that are consistent with The Pantry’s business values and core ethical principles. Because each individual’s personal decisions and behavior reflect on all of us collectively, we must each strive to act in accordance with the highest standards of integrity and ethical conduct in every situation.

While we conduct our business within the framework of applicable laws, regulations and internal policies, we also acknowledge that these standards, laws, regulations and policies do not govern all types of behavior. We must work according to our ethical principles and endeavor to conduct ourselves in a manner beyond reproach. Recognizing that decisions about what is legal, ethical and right are not always easy to make, we have developed these guidelines to assist you in making the right decisions.

The Code

The Pantry, Inc. Code of Business Conduct and Ethics (or the “Code”) outlines the principles, policies, laws, rules and regulations that govern the activities of our employees, officers and directors. The Code should be read in conjunction with The Pantry, Inc. Employee Handbook and the applicable policies of your particular business unit. In addition, it is your responsibility to know and understand not only the guidelines contained in the Code but also the core values upon which they are based. We each have an obligation to actively comply with the letter and spirit of the Code and to help others do the same.

While the Code provides a broad range of guidance about our standards of personal integrity and business conduct, no code can address every situation that individuals could possibly encounter. Sometimes employees may encounter ethical questions that do not have easy answers and may require difficult judgment calls. Although we cannot provide clear-cut guidelines for every possible situation, we can try to alert you to potential issues and provide general guidance to help you in your decision-making.

We hope that by knowing and understanding The Pantry’s core values and ethical principles, your decisions will be based on these values and principles and, when faced with any decision relating to ethical or legal matters, you will conduct yourself appropriately.

Persons Covered by the Code

The Code applies to all employees, officers and directors of The Pantry, Inc., and all of its subsidiaries.

The Pantry, Inc. Code of Business Conduct and Ethics

Our Core Ethical Values

Throughout our history, The Pantry has been committed to certain core values:

• Honesty – We are committed to operating with honesty and integrity in our dealings with all customers, vendors and employees.
• Courtesy – We are all representatives of The Pantry. As a representative of The Pantry, we are each expected to be pleasant, fair and courteous in dealing with all customers and employees.
• Quality – We deliver what we promise and strive to meet and exceed expectations in all that we do.

These core values support and guide our leadership in establishing the strategic direction of The Pantry. Our employees, officers and directors are expected to conduct their business in accordance with these core values.

The Pantry’s Open-Communication Policy

If you have questions or face situations that are not otherwise addressed by this Code, we encourage you to seek additional guidance and support from those individuals designated as being responsible for business conduct matters within our organization. In addition, you should report any conduct you believe to be a violation of the Code, other policies or procedures of The Pantry, or a government law or regulation.

When raising questions or concerns or reporting potential violations, your immediate supervisor is typically the best starting point. Your immediate supervisor usually can provide appropriate guidance to help you think through the issue, identify relevant information resources, determine your responsibilities and raise questions with others who can help. The Pantry’s management – in particular its supervisors – are expected to maintain an “open-communication policy” regarding employee questions and concerns, and to support any employee who comes forward to discuss an issue or report a potential violation. Any employee in a supervisory role is responsible for the conduct of employees reporting to him or her.

If your immediate supervisor is unable to resolve an issue or you are uncomfortable discussing a matter with your immediate supervisor, we encourage you to contact the Chief Financial Officer of The Pantry, who also serves as The Pantry’s Ethics Code Compliance Officer. The Ethics Code Compliance Officer is dedicated to giving employees the support and advice they need to act according to the Code and The Pantry’s ethical principles.

If for any reason you are uncomfortable discussing your concerns in person or by email or telephone, you can send your concerns in writing (anonymously, if you wish) with any relevant documents to the Ethics Code Compliance Officer.   Also see “Investigations and Disciplinary Actions” below.

The Pantry, Inc. Code of Business Conduct and Ethics

Compliance with the Law, Our Ethical Principles and Company Policies

Each employee, officer or director of The Pantry is expected to:

• Know and comply with laws, rules and regulations and all other policies and procedures of The Pantry.
• Uphold our ethical values and principles.
• Seek guidance from his or her immediate supervisor or the Ethics Code Compliance Officer when ethical or legal questions arise.
• Recognize improper or illegal conduct and promptly report it to appropriate Pantry personnel.
• Cooperate with The Pantry’s efforts to investigate reports of improper or illegal conduct and The Pantry’s steps taken to address such conduct through appropriate corrective action.

Supervisors also must ensure that employees understand the applicable requirements of their specific job within The Pantry. Supervisors must make themselves available to address employee concerns and questions and, whenever possible, guide employees in their decision-making regarding legal and ethical issues.

We continue to develop policies and procedures to guide employees on ethical matters on an ongoing basis. Such policies and procedures may include educational training programs, audit procedures and published policy guidelines.

In addition to the core ethical values of The Pantry and the related guidelines contained in the Code, you should also know and understand:

•	The policies and procedures contained in The Pantry, Inc. Employee Handbook.
•	The Pantry, Inc. Statement of Policy Regarding Personal Securities Transactions by Employees.
•	The Pantry, Inc. Disclosure Controls and Procedures Policy, if applicable.
•	All other policies and procedures applicable to your particular business unit.

Any violation of these policies and procedures may also violate the Code.

The Pantry, Inc. Code of Business Conduct and Ethics

Conflicts of Interest

As provided in the Employee Handbook, conflicts of interest are defined generally as acting in anyway contrary to the best interest of The Pantry. You are expected to exercise good judgment and discretion in evaluating any particular activity so as to avoid any actual or apparent conflict of interest. You may not take any action on behalf of The Pantry that you know, or reasonably should know, violates any applicable law or regulation. You are urged to conduct your activities in such a manner as to comply with the spirit as well as the letter of this policy. If you have any question about whether your conduct might be a violation of these requirements, or about lawful or ethical behavior of other kinds in general, it is your responsibility to come forward for guidance.

Each employee, officer or director who may have an actual or potential conflict must report all pertinent details to their immediate supervisor or the Ethics Code Compliance Officer. Waivers of conflicts of interest involving senior executive officers or senior financial officers require the approval of the Board of Directors or a designated committee.

Any of the following are examples of situations that could present a potential conflict of interest and should be disclosed, but do not necessarily represent all conflicts that may arise:

• Employment by a competitor, regardless of the nature of the employment, while employed by The Pantry.
• Doing business with any business or entity in which an employee or close family member has a substantial ownership or management interest.
• Ownership of, or substantial interest in, a company that is a competitor or supplier of The Pantry.
• Using The Pantry’s assets, intellectual property or confidential or proprietary information for personal gain.
• Employing or discussing employment with former government employees or former employees of our independent accountant, or using them as consultants or subcontractors in violation of relevant law or regulation.
• Acceptance of anything of value – such as gifts, discounts, or compensation – from an individual or entity that does or seeks to do business with The Pantry.
• Hiring or advancing friends or relatives, especially when you have control over their work assignments, compensation or promotional opportunities.

Gifts or Favors

You are not permitted to give, receive or request any gift of value from suppliers, competitors or vendors. While this may not apply to minor items commonly exchanged in business relationships, discretion and common sense should be used. You are responsible for ensuring that your manager or supervisor approves.

Tips

You may not request or accept tips or gratuities.

The Pantry, Inc. Code of Business Conduct and Ethics

Political & Religious Activities

Participation in political or religious activities is your personal decision; however, these activities are to be restricted to your own time and be conducted away from Pantry property. No political, legislative or religious petitions or other literature is to be circulated on Pantry property.

Furthermore, when speaking, whether it be politically or religiously, you should take care to ensure that it is clear that you are speaking for yourself, and not as a representative of The Pantry.

Outside Employment

Outside employment can introduce personal and financial interests that conflict with the best interests of The Pantry and its employees.  By way of example working for any competitor or company servicing The Pantry is a clear and unauthorized conflict of interest.

Government Officials and Employees

In dealing with government officials and employees, in particular, we must avoid any conduct that is or appears to be contrary to the law or our own ethical business practices. Government officials and employees may be subject to varied and complex rules, often prohibiting them from accepting anything of value unless specifically provided for in relevant statues or regulations. Often these rules also apply to primary contractors and high-level subcontractors who are conducting business or providing services on the government’s behalf, so it is important to remember that even commercial customers or suppliers could be subject to governmental regulations.

Generally, unless otherwise permitted under the Code, no employee shall promise, offer, pay, loan or otherwise give or transfer anything of value – such as Pantry funds or assets – either directly or indirectly (such as through a third party) to any government official or government employee. Such gifts or payments should not be provided unless they are both permitted by applicable law, The Pantry, Inc. Employee Handbook, and the Code.

Any questions concerning gift-giving or the acceptance or estimated value of gifts, gratuities or other business courtesies, should be addressed to your supervisor or the Ethics Code Compliance Officer.

Loans

The granting and receiving of personal loans in the workplace compromises fair and unbiased judgment. The Pantry will not, indirectly or directly, including through any subsidiary, extend or maintain credit, arrange for the extension of credit, or renew an extension of credit in the form of a personal loan to or for any director, officer or employee.

The Pantry, Inc. Code of Business Conduct and Ethics

Accuracy and Completeness of Accounting Records and of Reports

The Pantry’s reputation depends on the confidence others have in us and that reputation is fundamental to our financial success. The Pantry’s management, shareholders, creditors, governmental entities and the general public rely on the accuracy of our accounting records and of the reports generated by reference to such records. By generating honest and accurate accounting records and reports, we build trust in our enterprise and enhance our reputation.

We are committed to:
• Accuracy in our recordkeeping, accounting and other business transactions.
• Accuracy in our public reports which include full, fair, accurate, timely and understandable disclosure in all filings with the Securities and Exchange Commission (the “SEC”) and public communications.

Note: Responsibility for compliance with this section of the Code does not rest solely with The Pantry’s accounting employees. All of The Pantry’s employees involved in approving transactions, supplying supporting documentation for transactions, and determining account classification of transactions have responsibility for complying with the applicable provisions of this section.

Accuracy in Recordkeeping, Accounting and Other Business Transactions

To ensure accuracy in the Pantry’s record keeping, accounting and other business transactions, we have established the following guidelines in keeping with our values. It is the responsibility of each employee to uphold these standards:

We must:

• Maintain all of The Pantry’s accounting records and reports in compliance with generally accepted accounting principles and applicable laws, rules and regulations – including providing sufficient detail to reflect accurately and fairly all of The Pantry’s assets, liabilities, revenues and expenses.
• Record transactions in an accurate and timely manner, so that no misleading financial information is generated. (Such transactions would include income, expense, indebtedness, obligation, reserves, and the acquisition or disposition of assets.) No false or intentionally misleading entries will be made in The Pantry’s accounting records or reports for any reason.
• Comply with The Pantry’s policies and procedures regarding disclosure, including The Pantry’s Disclosure Controls and Procedures.

We must not:

• Intentionally misclassify transactions between accounts, between departments, or between accounting periods or misstate any financial data contained in accounting records or reports.
• Manipulate financial accounts, records or reports for personal or financial gain.
• Maintain off-the-book accounts to facilitate questionable or illegal payments.

The Pantry, Inc. Code of Business Conduct and Ethics

Accuracy in Public Reports

In addition, each employee, officer or director with duties relating to The Pantry’s preparation of reports and documents filed with the Securities and Exchange Commission (the “SEC”) and other public communications regarding The Pantry’s accounts or financial records must ensure that those reports provide full, fair, accurate, timely and understandable disclosure. In addition, those persons covered by The Pantry’s Disclosure Controls and Procedures are responsible for promptly bringing to the attention of The Pantry’s Disclosure Review Committee any material information of which he or she may become aware that affects the disclosures made by The Pantry in its public filings or otherwise assist the Disclosure Review Committee in fulfilling its responsibilities as specified in The Pantry, Inc. Disclosure Controls and Procedures Policy.

If you have any questions concerning issues regarding the accuracy of The Pantry’s books and records, please contact your supervisor or the Ethics Code Compliance Officer immediately. In particular, if you have any concerns about actual or potential accounting and audit complaints, please consult our separate Accounting Practices Policy.

Confidential Submission of Information to the Audit Committee

Any employee or third party with an issue / concern regarding a questionable accounting, auditing, or financial reporting matter or any suspected fraudulent act may contact the Chairman of the Company’s Audit Committee, Paul Brunswick, by calling or writing Wyrick, Robbins, Yates & Ponton, LLP, whose function will be to keep a record of your concerns and complaints and to forward them to the Chairman and the Company’s Internal Audit Department for investigation. The address to use is: The Pantry, Inc. Audit Committee Chair, c/o Wyrick, Robbins, Yates & Ponton, LLP, Attention: Larry Robbins, 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607-7506. You may also give notice by telephone to (919) 781-4000, by e-mail lrobbins@wyrick.com or by fax to (919) 781-4865 to the attention of Larry Robbins.

Your communication may, but does not have to, include your name, your position and a way you can be reached by the Audit Committee to discuss the matter further. If, however, you desire to submit an anonymous concern or complaint, you should include a full description of the matter so that the Audit Committee or management has enough information to initiate an investigation. Regardless of how submitted, your communication will be treated confidentially.

Upon receipt of each issue / concern, Larry Robbins will communicate the matter to the Audit Committee Chairman and the Company’s Internal Audit Department. Internal Audit will track all issues and work with management and the Chairman to determine proper resolution. If the employee or third party has submitted his/her name, Internal Audit or other appropriate management may contact the employee or third party to discuss and obtain any additional information, as necessary, to investigate the matter. Depending on the severity of the issue, the Chairman may inform the full Audit Committee, which may discuss, plan, and conduct an investigation to address the matter, if and as it deems necessary. Investigations may include discussion with the appropriate members of management, discussion with the Company’s external auditors and review of documents. In addition, the Audit Committee will have the authority to select, engage and compensate counsel and other advisors regarding any investigations and related accounting matters. If an investigation by the Audit Committee is warranted, the Audit Committee will summarize its findings in a written memo, and such findings will be communicated to the full Board of Directors, initially excluding management, if appropriate. Quarterly, Internal Audit will share the issues log with the Audit Committee to ensure that all issues have been discussed with the Committee and appropriately addressed.

We encourage you to take advantage of the opportunity afforded by these procedures to voice any concerns you might have about the propriety of our accounting, auditing, or financial reporting as well as any fraudulent acts that you might become aware of. Submission to the Audit Committee enables you to raise your concerns directly with a committee of the Board of Directors.

The Pantry, Inc. Code of Business Conduct and Ethics

Waivers and Amendments to the Code

This Code of Business Conduct and Ethics applies to all employees, officers and directors of The Pantry – including its executive and financial officers – and its Board of Directors. No waivers or amendments of the Code are permitted, except upon vote of the Board of Directors or a designated committee, which will determine whether a waiver or amendment is appropriate and ensure that any waiver or amendment is accompanied by appropriate controls designed to protect The Pantry. Waiver and amendments shall be disclosed in accordance with all applicable securities laws, rules and regulations.

Investigations and Disciplinary Actions

We take compliance with the Code seriously, and any failure to report unethical or illegal conduct is a violation of the Code. We will investigate any report of illegal or unethical conduct and, if appropriate, we may impose disciplinary action up to and including termination. In addition, some Code violations may be serious enough to give rise to civil or criminal fines and/or imprisonment for the associated conduct.

If you have questions concerning the process for investigations of reports of illegal and unethical conduct or the possible disciplinary actions that may result, please consult your supervisor or the Ethics Code Compliance Officer.

Please note that violations of this Code are not the only basis for disciplinary action with respect to employees. The Pantry has additional policies and procedures governing employee conduct, which are contained in The Pantry, Inc. Employee Handbook. Questions about these additional policies and procedures should be addressed to your supervisor or the Ethics Code Compliance Officer. In the event of any conflict between the Code and The Pantry, Inc. Employee Handbook, the Code shall control.

Retaliation is Prohibited

We will not tolerate retaliation or retribution against anyone who requests information, raises questions or, in good faith, reports improper business conduct that violates The Pantry’s ethical principles or the Code.

It is the policy of The Pantry to protect those who report bona fide concerns from any retaliation or punishment for such reporting. This means The Pantry will not terminate, demote or otherwise discriminate against an employee because he or she has communicated in good faith that unethical conduct or violations of The Pantry’s Code is taking place.

The Pantry reserves the right to change or amend the Code. In the event of any changes or amendments to the Code, such changes or amendments will be provided to The Pantry employees covered by the Code. Nothing contained in this Code shall be construed as an employment agreement. This Code does not create a contract, express or implied, guaranteeing employment for any specific duration.

THE PANTRY, INC. CODE OF BUSINESS CONDUCT AND ETHICS

ACKNOWLEDGEMENT FORM

I have received and read The Pantry, Inc. Code of Business Conduct and Ethics and understand my obligations as an employee of The Pantry, Inc. to comply with the Code of Business Conduct and Ethics.

I recognize that I am responsible for ensuring continuing compliance with this policy for myself and for those employees who report to me.

I understand that nothing in this document or in my agreement to comply with the Code of Business Conduct and Ethics constitutes a contract of employment.

Employee’s Name (Please Print)                                                                                       Soc. Sec. #

Employee’s Signature                                                                                                         Date

Sign and detach the Acknowledgement Form; return to the Personnel Department.
Retain The Pantry, Inc. Code of Business Conduct and Ethics for reference.